Note: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and marked with “[***]” in place of the redacted language. The redacted information has been filed separately with the Commission.

Exhibit 10.4

September 15, 2008

Portside Growth & Opportunity Fund

c/o Mazzoni e Associati

Via Manzoni 12

20121 Milano

Attention: Avv. Prof. Alberto Mazzoni

Avv. Matteo Bazzani

Dear Sirs:

WHEREAS

A.	The undersigned Nanogen Advanced Diagnostics S.r.l., a company with limited liability (società a responsabilità limitata), incorporated under the laws of Italy, having registered share capital of Euros 50.000,00 and share capital subscribed and paid in of Euros 50.000,00, registered in the Companies Registry at n. 05239350969, Italian tax payer code n. 05239350969, with registered offices in 20090 Trezzano sul Naviglio (MI), Via C. Colombo 49, Italy (hereinafter “Pledgor” or “NAD”) is a wholly owned subsidiary of Nanogen Inc., a Delaware corporation, with registered offices located at 10398 Pacific Center Court, San Diego, California 92121 (hereinafter “Nanogen” or “Debtor”);

B.	By pledge agreement executed on September 15, 2008 and attached hereto as Annex A, Nanogen has granted a first priority pledge over the quota representing 100% of the shareholding in NAD (hereinafter the “First Italian Pledge over Quota”) as security for the obligations undertaken by it (i.e., Nanogen) pursuant to the Notes, the Purchase Agreement and certain other Transaction Documents (the Notes, the Purchase Agreement and such other Transaction Documents all as identified and defined in the First Italian Pledge over Quota);

C.	By resolution dated September 11, 2008 and attached hereto as Annex B, the shareholders’ meeting of NAD has unanimously authorized and approved the granting by NAD to the benefit of the Secured Parties (as defined in the First Italian Pledge over Quota) of a security interest in the nature of a pledge over the sums credited to and the balance at any time existing in the bank account no. [***], as better identified in Annex C (the “Account”) and as held by NAD at the Account Bank (as defined below) (such security interest hereinafter the “First Banking Pledge”, as better identified in Article 2 hereof);

D.	The Secured Parties have appointed you, Portside Growth & Opportunity Fund, a company organized under the laws of the Cayman Islands, (hereinafter the “Collateral Agent”) as their agent for accepting and managing the First Banking Pledge as security for the Guaranteed Claims (as defined in the First Italian Pledge over Quota) in accordance with the provisions hereinafter set forth;

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

NOW, THEREFORE, it is agreed and stipulated as follows:

1.	RECITALS AND DEFINITIONS

1.1	The preceding Recitals and the Annexes A, B, C, D, E and F attached hereto constitute a substantial and essential part of this letter and/or this agreement.

1.2	Should the context so require, the terms defined in the singular shall have the same significance when used in the plural, and vice-versa.

1.3	The headings of the articles were inserted solely to facilitate consultation and are not to be understood as having the effect of provisions and must not be taken into consideration for purposes of interpreting the provisions hereof.

1.4	Unless the context requires differently, any reference in this agreement to:

(a)	an Article, Paragraph or Annex shall be understood as a reference to an article, paragraph or annex to or of this agreement;

(b)	a law or regulation or regulatory provision shall be understood as a reference to said law or regulation or regulatory provision as may have been subsequently amended or supplemented;

(c)	a party or another person shall be understood as a reference to said party or said person and to their respective successors or assignees;

(d)	a contract, act or document shall be understood as a reference to said contract, act or document with all modifications made or to be made thereto from time to time.

1.5	In this agreement:

“Account Bank” means Intesa San Paolo, with registered office at Torino, cap. 10121, Piazza San Carlo, 156 – Agency 3 Milano, C.so Sempione, 65/A, Milano.

“Account” indicates the Account referred to in Recital C above and better identified in Annex C.

“Business Day” indicates any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or in Italy are authorized or obligated by law, or executive order or governmental decree to be closed.

“Civil Code” indicates the Italian civil code, the text of which was approved by Royal Decree 16 March 1942, n. 262, as subsequently amended and supplemented.

“Code of Civil Procedure” indicates the Italian code of civil procedure, the text of which was approved by Royal Decree 28 October 1940, n. 1443, as subsequently amended and supplemented.

“First Banking Pledge” has the meaning given to such term in Article 2 (Pledge over the Balance on the Account).

The defined terms “Event of Default”, “Guaranteed Claims”, “Notes”, “Period of Effectiveness”, “Secured Parties” and “Transaction Documents” as used herein shall have the same meaning as in the First Italian Pledge over Quota.

2.	PLEDGE OVER THE BALANCE ON THE ACCOUNT

2.1	The Pledgor hereby irrevocably creates, jointly and on a pro indiviso basis in favour of the Collateral Agent, as security for the Guaranteed Claims, a pledge (the “First Banking Pledge”) over:

(i)	subject to Article 8 hereof, all sums credited to the Account from time to time, including any payments made into the Account by third parties in the future;

(ii)	the credit for repayment of the balance, existing at any time, of the Account.

3.	GUARANTEED CLAIMS

3.1	The First Banking Pledge secures - without previous recourse by the Collateral Agent against any issuer of another personal guaranty or collateral security - the Guaranteed Claims both collectively and individually.

3.2	Without prejudice to any provisions set forth in this agreement regarding the enforcement of the First Banking Pledge, it is expressly agreed that the First Banking Pledge may be enforced in relation to the whole or any part of the pledged Account, in order to obtain the performance of each of the Guaranteed Claims at its respective due date, at the discretion of the Collateral Agent.

4.	PLEDGE REMAINING EFFECTIVE

4.1	As an explicit exception to Article 1200 of the Civil Code and subject to the principles set out in article 1956 of the Civil Code, the First Banking Pledge shall remain valid in its entirety, notwithstanding any repayment or partial performance of the Guaranteed Claims, until the expiration of the Period of Effectiveness. In the event we have not received a security claim from you regarding the Account by the end of the Period of Effectiveness, this First Banking Pledge shall be deemed for all purposes terminated and without further force and effect. As a consequence thereof, all the rights relating to the Account shall return to the Pledgor, and, at the request of the latter, the Collateral Agent shall sign a deed of consent to the discharge of the First Banking Pledge, including its consent to the First Banking Pledge discharge being notified to the Account Bank.

4.2	If the First Banking Pledge is considered for any reason discharged prior to the expiration of the Period of Effectiveness, it shall be renewed by the Pledgor in the event that each or any payment or satisfaction, by or on behalf of the Pledgor, or any other means of discharging the Guaranteed Claims, has been revoked by a competent bankruptcy court pursuant to an action of fraudulent conveyance.

4.3	The First Banking Pledge is absolute and it is in addition to any other personal guaranty or collateral security from which the Collateral Agent is, at present or in the future, benefiting or come to benefit in relation to all or any one of the Guaranteed Claims.

5.	PERFECTION AND CONFIRMATION OF THE PLEDGE OVER THE ACCOUNT

5.1	The Pledgor undertakes to deliver to the Collateral Agent, within 12 (twelve) Business Days from the date hereof, (i) copy of a Pledgor’s quarterly statement substantially in the form set out in Annex E, Part I and (ii) a deed of acknowledgement and acceptance by the Account Bank, in the form set out in Annex E, Part II, or in a form substantially equivalent thereto, duly signed and bearing a certified date pursuant to Article 2704 of the Civil Code (data certa).

5.2	The obligations set out in the above Paragraph 5.1 may be replaced by serving a Pledgor’s quarterly statement substantially in the form set out in Annex E, Part I to the Account Bank, through a bailiff of the Court (Ufficiale Giudiziario), within 10 (ten) Business Days from the date hereof. In such latter case, the Pledgor undertakes to deliver to the Collateral Agent evidence of such service in the form of the bailiff’s record of delivery (relata di notifica).

5.3	Subsequently, in order to ensure that the First Banking Pledge over the Account created hereunder, in relation to (i) all sums credited to the Account from time to time, including any payments made in the future by third parties or by order of the Pledgor, and to (ii) the credit for repayment of the balance existing, at any time, on the Account, meets the requirements of Articles 2787 and 2800 of the Civil Code, with respect to the Account, commencing on October 1, 2008 on or before the tenth Business Day of each third month, the Pledgor shall deliver to the Collateral Agent (i) copy of a Pledgor’s quarterly statement substantially in the form set out in Annex F, Part I and (ii) an Account Bank’s deed of acknowledgement and confirmation, duly signed and bearing a certified date (data certa) pursuant to Article 2704 of the Civil Code and for the purposes of Articles 2787 and 2800 of the Civil Code, in the form set out in Annex F, Part II hereto.

5.4	As an alternative to the procedures set out in Paragraph 5.3 above, and with the same frequency, the Pledgor may countersign the notice issued by the Account Bank in the form set out in Annex F, Part II, and deliver the original of such countersigned notice to the Collateral Agent, bearing a certified date (data certa) for the purposes of Article 2787 and 2800 of the Civil Code.

5.5	Without prejudice to the provisions of Article 12 hereof, the Collateral Agent is however authorised, and is hereby irrevocably granted powers by the Pledgor to carry out any and all other actions as may be required from time to time in order to obtain a quarterly statement of the balance on the Account and to confirm that, pursuant to this agreement, all sums deposited on the Account and the Pledgor’s credit for repayment of the balance thereon are pledged to the benefit of the Collateral Agent as security for the Guaranteed Claims.

6.	PLEDGOR’S REPRESENTATIONS AND WARRANTIES

6.1	The Pledgor represents and warrants the following to the Collateral Agent:

6.1.1	the Pledgor has duly complied with such rules of Italian law as are applicable to an Italian S.r.l. with a sole quotaholder; the signing and execution of this agreement fall within the scope of its corporate object and all such corporate or other decisions as are required so that:

(a) the Pledgor is legally entitled to sign this agreement, exercise the rights and perform all the obligations that derive therefrom;

(b) the obligations assumed by the Pledgor under this agreement are valid and binding; and

(c) the security rights under this agreement are validly established on the Account to which they refer,

have been duly and validly adopted, and have not been and will not be revoked.

6.1.2	as of this day the Pledgor is not subject (nor is it threatened to be subject) to any liquidation proceeding, pre-bankruptcy settlement, administrative procedure that may (i) prevent the Pledgor from the regular pursuit of its corporate object or from the business activities, as currently carried out by the Pledgor itself (ii) establish or involve any restriction of the rights of the Pledgor’s creditors or (iii) prevent or render unenforceable the signing of this agreement and the establishment and perfection of the collateral envisaged herein.

6.2	The Pledgor further represents and warrants the following to the Collateral Agent:

6.2.1	the Pledgor is the sole legitimate and exclusive owner of the Account, and has full and valid title thereto; the Account are free from any encumbrance, collateral, or any other lien or right of third parties, save only for the collateral security created hereby and hereunder, and securities or liens as may be created or granted directly and exclusively by operation of law; the Account are not subject to distraints or attachments or other restrictive measure;

6.2.2	following completion of the formalities described at Article 5 (Perfection and Confirmation of the Pledge over the Account), the First Banking Pledge shall constitute a valid security and no third-party right or claim shall have priority over it, except as may be required by mandatory rules applicable to bankruptcy or insolvency proceedings or otherwise protecting unsecured creditors’ rights; and

6.2.3	insofar as the Pledgor is aware, no legal actions or administrative, judicial, arbitration proceedings, including proceedings of an interim nature, involving the Account are under way, nor have been threatened before any Italian or foreign judicial authority, or boards of arbitration.

7.	PLEDGOR’S UNDERTAKINGS

7.1	The Pledgor shall:

7.1.1	refrain from howsoever disposing of the Account and from signing any agreement or giving its consent to any act that involves a waiver, compromise or settlement, restriction or limitation in relation to the Account;

7.1.2	refrain from engaging in such active or omissive behaviours as may directly or indirectly prejudice the validity of the First Banking Pledge or the rights and interests of the Collateral Agent as holder of the security rights deriving from the First Banking Pledge; at its own expense carry out whatever action may be from time to time necessary or appropriate in order to protect the Account against third-party claims;

7.1.3	keep adequate documentation in relation to the Account and the transactions thereon and allow the Collateral Agent to request and examine copies and extracts of such documentation at any time, upon prior written notice;

7.1.4	refrain from consenting to the creation of any third-party privilege or right, right of security or of any other nature, relating to the Account, with the exception of those rights and privileges arising directly and exclusively by operation of law;

7.1.5	cooperate with the Collateral Agent in order to protect the Collateral Agent’s rights in relation to the Account and the available balance thereon against third-party claims;

7.1.6	from time to time and at any time, stipulate and execute all such further documents and acts and undertake all such further actions deriving from said documents and acts as may be necessary or which the Collateral Agent may reasonably request, in order to: (i) ensure and maintain the effectiveness of the First Banking Pledge and (ii) allow the Collateral Agent full and free exercise of all such rights as are granted to it hereunder, and protect said rights from claims brought by third parties;

7.1.7	promptly notify the Collateral Agent (by sending a copy at its own expense) of any notification or communication received in relation to the Account that may prejudice or in any way negatively impact the rights and interests of the Collateral Agent as beneficiary of the First Banking Pledge established pursuant to this agreement, including, by way of example, any notification or communication in relation to any attachments or distraints or claims by third parties in relation to the Account, and immediately notify the Collateral Agent of the start of any enforcement procedure involving the Account which may come to its attention.

8.	PAYMENTS TO AND DRAWINGS FROM THE ACCOUNT

8.1	Unless otherwise authorized by the Collateral Agent - whose authorization shall not be unreasonably withheld - the Pledgor shall procure that all the account receivables (governmental and non-governmental) deriving from the existing contracts indicated in Annex D and from other contracts with governmental and non-governmental customers will be paid into the Account.

8.2	The Pledgor may use the amounts existing on the Account to make payments in the ordinary course of business or to make ordinary or extraordinary payments that the Pledgor is required to make, including any payment to Nanogen, and provided that the credit balance remaining on the Account thereafter shall not be less than Euros 25.000,00.

8.3	The Account Bank shall refrain from carrying out transactions on the Account unless they are in accordance with the provisions of Article 8.2 hereinabove.

8.4	The amounts withdrawn from the Account shall be deemed to have been released from the security created pursuant to this letter. It is understood that the First Banking Pledge shall remain fully valid in relation to sums not withdrawn and to the credit balance remaining on the Account.

8.5	To the extent permitted under Article 8.2, the Pledgor shall have the right to withdraw any sum deposited on the Account until the occurrence of an Event of Default which has not been waived by the Collateral Agent. The Collateral Agent shall give notice of the occurrence of such Event of Default to the Account Bank and as a consequence thereof the Account Bank shall refuse to carry out any order received from the Pledgor, and shall act solely in accordance with instructions received jointly from the Collateral Agent and the Pledgor, disregarding any instruction to the contrary, objection or challenge by the Pledgor.

8.6	In the event that a continuing Event of Default ceases, is remedied or waived, the Pledgor’s right to use the Account in accordance with Paragraph 8.2 above shall be returned to the Pledgor.

9.	ASSIGNMENTS, TRANSFERS AND MODIFICATIONS

9.1	The Pledgor confirms and accepts that the First Banking Pledge can be transferred in whole or in part, without any further expression of consent by the Pledgor being required, as a legal consequence of any full or partial assignment or transfer or endorsement of any Note. Any such assignment, transfer or endorsement of any Note shall be made in accordance with the provisions governing such Notes whether as a result of the insertion of such rules in the Note itself or by way of incorporation by reference of rules set forth in the Transaction Documents.

9.2	Without prejudice to the accessory and automatic nature of the transfers according to the provisions of the preceding Paragraph, the Pledgor hereby accepts that the Collateral Agent may at any time obtain from the Pledgor that the assignment and/or transfer and/or endorsement of the Notes, and of the consequent transfer of this First Banking Pledge relating to it, be notified to the Account Bank pursuant to Article 5 (Perfection and Confirmation of the Pledge over Account), subject to prior execution of a deed of acknowledgment and confirmation.

9.3	Without prejudice to the preceding Paragraphs, the Pledgor confirms and accepts that the First Banking Pledge shall remain in full force and effect and shall remain binding for the Pledgor, his successors, transferees or assignees even after modification of all or part of the Guaranteed Claims agreed upon by and between the parties (including, merely by way of example, postponement of the deadlines for payment of the sums owed to the Collateral Agent) and, for such purpose, the Pledgor hereby expressly undertakes to preserve the First Banking Pledge in the event of modification of all or part of the Guaranteed Claims, also pursuant to and for purposes of Article 1232 of the Civil Code.

9.4	The Pledgor undertakes to confirm in writing, if so requested by the Collateral Agent, at the same time as or prior to any modification of all or part of the Guaranteed Claims, its own consent as per the preceding Paragraph in relation to any modification of the Guaranteed Claims.

9.5	Upon modification of all or part of the Guaranteed Claims, the Pledgor shall, as requested by the Collateral Agent:

9.5.1	sign a confirmation in order to ensure the validity and effectiveness of the First Banking Pledge with reference to the modifications thus caused in the Guaranteed Claims; and

9.5.2	serve notice on the Account Bank pursuant to Clause 5 (Perfection and Confirmation of the Pledge over Account).

9.6	The costs, including those of a fiscal nature, deriving from the undertakings set forth in this Article shall be borne by the Pledgor.

10.	ENFORCEMENT OF THE PLEDGE

10.1	If and when an Event of Default occurs, the Collateral Agent shall be entitled to enforce the First Banking Pledge in any manner permitted by and in accordance with the procedures specified under the Civil Code and the Code of Civil Procedure.

10.2	Without limiting the generality of the preceding Paragraph the Collateral Agent shall be entitled at any time after giving notice as required by law to file a petition with the competent Court, in order to obtain the assignment of the Account or part thereof to the Collateral Agent itself in payment, pursuant to art. 2804 of the Civil Code or to be recognized the right to hold any sum received and allocate it to the satisfaction of the Guaranteed Claims.

10.3	The Pledgor accepts that, for the purposes of enforcing the security created over the Account and the credit balance thereon at the occurrence of an Event of Default, the Collateral Agent shall be entitled to instruct the Account Bank to apply the credit balance standing on the Account on behalf and for the benefit of the Collateral Agent until the Guaranteed Claims have been satisfied in full. The Account Bank is consequently entitled to apply such sums in accordance with the instructions of the Collateral Agent, including instructions to transfer such sums to a Collateral Agent’s bank account.

10.4	All proceeds received by the Collateral Agent in relation to enforcement of the First Banking Pledge shall be attributed as follows:

10.4.1	first, with equal priority, to payment of the costs and expenses (including attorneys’ fees, legal costs, taxes and other costs) incurred by the Collateral Agent relating to (i) administration of the First Banking Pledge; (ii) the keeping, custody, use, management, sale, collection or other action on the Account or any part thereof; (iii) the enforcement of any right of the Collateral Agent pursuant to this agreement; and (iv) the infringement by the Pledgor of any provision herein;

10.4.2	second, to payment of the Guaranteed Claims pursuant to this agreement.

10.5	Any surplus proceeds shall go to the benefit of the Pledgor or its successors or assignees, and of anyone else duly authorised to receive same.

10.6	The costs deriving from the undertakings described in this Article shall be borne by the Pledgor.

11.	ELECTION OF DOMICILE AND NOTIFICATIONS

11.1	For the purposes of this agreement and the exercise of the security rights established herein, the Pledgor elects domicile at the address indicated in the following Paragraph. Any notification relating to this agreement and to the collateral security rights established by virtue hereof may be sent to said domicile elected by the Pledgor, including the service of any judicial act related to this agreement and the collateral security rights established herein.

11.2	Any notice, communication or document to be sent to any of the parties to this agreement shall be made in writing, unless otherwise established, and shall reach the interested party by letter or fax at the address indicated below and at any other address subsequently communicated in writing by any of the parties to the other.

If to the Pledgor:

Nanogen Advanced Diagnostics S.r.l.

Via Cristoforo Colombo, 49

20090 Trezzano sul Naviglio (MI)

Mr. Fabrizio Gatti

Tel: +39 0248403542

Fax: +39 024455482

Email: fgatti@nanogenad.com

If to the Collateral Agent:

Portside Growth & Opportunity Fund

c/o Ramius LLC

599 Lexington Avenue, 20th Floor

New York, NY 10022

Attention: Jeffrey Smith

Owen Littman

Facsimile: (212) 201-4802

    (212) 845-7995

12.	MISCELLANEOUS

12.1	Without prejudice to any other provision herein, the Pledgor hereby authorizes the Collateral Agent, also in the interest of the Collateral Agent itself, to carry out any and all other actions as may be required in order to perfect the First Banking Pledge over the Account and confirm the creation thereof, without any further cooperation of the Pledgor being required.

12.2	The Pledgor agrees that the Collateral Agent shall not be liable for any damages caused to the Pledgor as a result of the exercise, attempted exercise, or failed exercise of any of the rights, actions, powers, remedies or authorities to which they are entitled under this agreement and the First Banking Pledge, except for the case of fault or gross negligence of the Collateral Agent.

12.3	Any modification or amendment of the provisions of this letter or of the First Banking Pledge, or any waiver of the rights established therein, shall produce no effect unless said change or waiver results from an agreement signed by the Pledgor and by the Collateral Agent.

12.4	The delayed or failed exercise by the Collateral Agent of any right under this letter shall not be deemed to constitute a waiver hereof, nor shall a single or partial exercise preclude a later one, nor shall it preclude the exercise of any other right. The rights and remedies established in this agreement to the benefit of the Collateral Agent may be combined and cumulated and shall be added to any other right or remedy to which the Collateral Agent may be entitled by law or by virtue of another deed or agreement. The rights of the Collateral Agent under this agreement are not conditional nor dependent upon the attempt by the Collateral Agent to exercise them.

12.5	The First Banking Pledge shall maintain its full force and effect independently of any other collateral security or personal guarantee issued or granted to the benefit of the Collateral Agent by third parties or by the Pledgor in relation to the Guaranteed Claims.

12.6	Conflict with the provisions of law and the invalidity or unenforceability of any of the provisions contained herein pursuant to the laws of any country shall have no effect:

(a)	on the validity and enforceability of said provision with respect to the provision of law of another country; or

(b)	on the validity and enforceability of any other provision of this letter.

13.	APPLICABLE LAW AND COMPETENT COURT

13.1	This agreement and the First Banking Pledge shall be governed by Italian law.

13.2	Except in cases of mandatory jurisdiction established by law, the Court of Milan shall be exclusively competent to hear any dispute arising from or in connection with this agreement and the First Banking Pledge.

13.3	As an exception to the provisions of Article 13.2, the right of the Collateral Agent to address any other competent court pursuant to current provisions of law shall remain in any event unprejudiced.

14.	TAXES AND COSTS

The taxes and costs deriving from, or connected with, this agreement, the consequent formalities and the future cancellations shall be borne by the Pledgor.

*** ***

If you agree with the term and condition indicated above and in the Annexes attached hereto, please write a separated letter coping in its entirety this letter in sign of acceptance.

Very truly yours,

Nanogen Advanced Diagnostics S.r.l.

As Pledgor

Represented By: Mr. Fabrizio Gatti

In its capacity as: Legal Representative